As filed with the Securities and Exchange Commission on July 3, 2012

Registration Nos. 333-155543, 333-155541, 333-104952, 333-104951 and 333-70332

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-155543

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-155541

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-104952

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-104951

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-70332

UNDER

THE SECURITIES ACT OF 1933

Progress Energy, Inc.

(Exact name of registrant as specified in its charter)

North Carolina	56-2155481
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

410 South Wilmington Street, Raleigh, North Carolina	27601
(Address of Principal Executive Offices)	(Zip Code)

Progress Energy 401(k) Savings & Stock Ownership Plan

Savings Plan for Employees of Florida Progress Corporation

Progress Energy, Inc. Management Deferred Compensation Plan

Progress Energy, Inc. 2002 Equity Incentive Plan (Amended and Restated Effective July 10, 2002)

Progress Energy, Inc. 1997 Equity Incentive Plan Amended and Restated as of September 26, 2001

(Full title of the plans)

LYNN J. GOOD

Executive Vice President and

Chief Financial Officer

c/o Duke Energy Corporation

550 South Tryon Street

Charlotte, North Carolina 28202

(704) 594-6200

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated Filer	☐	Smaller Reporting Company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments are being filed to deregister unsold securities of Progress Energy, Inc. (“Progress”) that were registered on the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

(1)	Registration No. 333-155543 registering 10,000,000 shares of the common stock, no par value of the Company (“Common Stock”) under the Progress Energy 401(k) Savings & Stock Ownership Plan, which was filed with the Securities and Exchange Commission (the “SEC”) on November 21, 2008;

(2)	Registration No. 333-155541 registering 5,000,000 shares of Common Stock under the Savings Plan for Employees of Florida Progress Corporation, which was filed with the SEC on November 21, 2008;

(3)	Registration No. 333-104952 registering $15,000,000 aggregate amount of deferred compensation obligations under the Progress Energy, Inc. Management Deferred Compensation Plan, which was filed with the SEC on May 2, 2003;

(4)	Registration Statement No. 333-104951 registering 12,000,000 shares of Common Stock under the Progress Energy, Inc. 2002 Equity Incentive Plan (Amended and Restated Effective July 10, 2002), which was filed with the SEC on May 2, 2003; and

(5)	Registration Statement No. 333-70332 registering 3,800,000 shares of Common Stock under the Progress Energy, Inc. 1997 Equity Incentive Plan Amended and Restated as of September 26, 2001, which was filed with the SEC on September 27, 2001.

On July 2, 2012, pursuant to an Agreement and Plan of Merger, dated as of January 8, 2011, by and among Duke Energy Corporation (“Duke”), Diamond Acquisition Corporation, a direct wholly owned subsidiary of Duke (“Merger Sub”) and Progress, Merger Sub merged with and into Progress (the “Merger”), with Progress surviving the Merger as a direct wholly owned subsidiary of Duke.

As a result of the Merger, Progress has terminated all offerings of its equity securities and deferred compensation obligations pursuant to its existing registration statements, including the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offerings, Progress hereby amends the Registration Statements by deregistering 850,117 shares of Common Stock registered under Registration Statement No. 333-155543, 1,670,027 shares of Common Stock registered under Registration Statement No. 333-155541, $4,031,474.67 aggregate amount of deferred compensation obligations registered under Registration Statement No. 333-104952, 4,117,065 shares of Common Stock registered under Registration Statement No. 333-104951, and 766,103 shares of Common Stock registered under Registration Statement No. 333-70332, all of which remained unissued as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Progress Energy, Inc. has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on this 3rd day of July, 2012.

PROGRESS ENERGY, INC.

By:	/s/ James E. Rogers
James E. Rogers
Chief Executive Officer and President

POWER OF ATTORNEY

Each director and/or officer of the issuer whose signature appears below hereby appoints Lynn J. Good, Marc E. Manly, David S. Maltz, and Robert T. Lucas III, and each of them severally, as his/her attorney-in-fact to sign in his/her name and on his/her behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ James E. Rogers James E. Rogers	Chief Executive Officer and President (Principal Executive Officer)	July 3, 2012

/s/ Lynn J. Good Lynn J. Good	Director and Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 3, 2012

/s/ Steven K. Young Steven K. Young	Chief Accounting Officer and Controller (Principal Accounting Officer)	July 3, 2012

/s/ Marc E. Manly Marc E. Manly	Director	July 3, 2012